EXHIBIT 99.1

DATE: MAY 13, 2005
FOR IMMEDIATE RELEASE
CONTACT:   Republic Trinidad Corporation, Houston, Texas
                         R. Dean Eisemann (713) 993-9200

THE REPUBLIC CORPORATION ANNOUNCES NAME CHANGE AND TERMINATION OF REGISTRATION OF ITS COMMON STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION

      HOUSTON, Texas — The Board of Directors of Republic Trinidad Corporation (f/k/a The Republic Corporation) announced today that its shareholders, at a meeting held on May 13, 2005, approved, among other things, an amendment to the company’s Articles of Incorporation, which changed the company’s name to “Republic Trinidad Corporation.”

      At the same meeting, the shareholders also approved a merger transaction that will result in the termination of the registration of the company’s common stock with the Securities and Exchange Commission. Under the terms of the merger, which are set forth in an Agreement and Plan of Merger dated December 2, 2004, shareholders of the company who are not “Qualified Shareholders,” as defined in the merger agreement, will receive $58.00 in cash for each share they own at the effective time of the merger. Shareholders owning 250 shares or more and who are otherwise considered “Qualified Shareholders” under the merger agreement will continue to hold their shares after the merger.

      The company anticipates that the merger reduced the number of shareholders of record to approximately 14 from 1,818. As a result, the company will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. It is anticipated that the company will experience significant cost savings from no longer being considered a public company through the termination of the registration of its common stock with the SEC. Further, the strategic vision and direction by the Board of Directors is to maintain an independent company providing financial services to its marketplace, through The First National Bank in Trinidad, Trinidad, Colorado. The merger will enable the Board to do so by reducing the company’s shareholders to less than 100, which will position the company to elect to be treated as a Subchapter S corporation for federal income tax purposes beginning January 1, 2006.

      The company filed a proxy statement with the SEC providing important details of the merger agreement and the merger, and on April 15, 2005 mailed to each shareholder a proxy statement about the proposed transaction. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by the company at the SEC’s website, www.sec.gov. Free copies of the proxy statement will also be available from the company by directing requests to the attention of Roger Dean Eisemann, Republic Trinidad Corporation, 5340 Weslayan, Houston, Texas 77277. Information about the directors and executive officers of the company and their stock ownership is set forth in the Proxy Statement for the Special Meeting of the Shareholders of The Republic Corporation, as filed with the SEC on Schedule 14A April 15, 2005. Additional information regarding the interests of the “participants in the solicitation” may be obtained by reading the proxy statement relating to the merger agreement and the merger when it becomes available.

      Republic Trinidad Corporation (formerly “The Republic Corporation”) is a bank holding company and its banking subsidiary, The First National Bank in Trinidad, Trinidad, Colorado, offers traditional banking services in its market area. Republic Trinidad Corporation is headquartered in Houston, Texas.

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